Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer
SYNERGETICS USA ENTERS INTO A SETTLEMENT
AND LICENSE AGREEMENT WITH ALCON
O’FALLON, Mo. (April 27, 2010) — Synergetics USA, Inc., (NASDAQ: SURG) announced today the signing of a pair of agreements with Alcon Laboratories, Inc. granting Alcon a license to sell certain products manufactured by Synergetics for worldwide distribution on a co-exclusive basis throughout the extensive Alcon network and covering the terms of supply of such products to Alcon by Synergetics. The agreements also settle all litigation between Synergetics and Alcon.
As provided by the Settlement & License Agreement and Supply Agreement, Alcon will pay Synergetics approximately $32 million for the right to sell certain Synergetics’ patented products worldwide and to settle all pending litigation between the companies. These Agreements also provide for the resolution of any future disputes through a well-defined mediation process.
“We are pleased to be able to enter into a long term business relationship with Alcon, and settle all litigation between the companies,” commented Robert Dick, Chairman of the Synergetics’ Board. Bob went on to say, “Synergetics welcomes the opportunity to work with Alcon to provide ophthalmic surgeons throughout the world with select instruments to enhance their armamentarium in the treatment of vitreoretinal diseases.”
About Synergetics USA, Inc.
Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative microsurgical instruments, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform microsurgery around the world to provide a better quality of life for their patients.
Synergetics USA, Inc. (the “Company”) is a leading supplier of precision microsurgery instrumentation. The Company’s primary focus is on the microsurgical disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, microsurgical, hand-held instruments and the delivery of various energy modalities for the performance of less invasive microsurgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency for electrosurgery and oblation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company’s website address is http://www.synergeticsusa.com.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2009, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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